UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
               OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                                                  Commission File Number: 1-5767

                            CIRCUIT CITY STORES, INC.
             (Exact name of registrant as specified in its charter)

                               9950 Mayland Drive
                               Richmond, VA 23233
                                 (804) 527-4000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Rights to Purchase Cumulative Participating Preferred Stock,
                      Series E, Par Value $20.00 Per Share
            (Title of each class of securities covered by this Form)

                     Common Stock, Par Value $0.50 Per Share
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      |X|    Rule 12h-3(b)(1)(i)           |X|
    Rule 12g4(a)(1)(ii)      |_|    Rule 12h-3(b)(1)(ii)          |_|
    Rule 12g-4(a)(2)(i)      |_|    Rule 12h-3(b)(2)(i)           |_|
    Rule 12g4(a)(2)(ii)      |_|    Rule 12h-3(b)(2)(ii)          |_|
                                    Rule 15d-6                    |_|

     Approximate number of holders of record as of the certification or notice date: none

     Pursuant to the requirements of the Securities Exchange Act of 1934, Circuit City Stores, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date:    August 23, 2005        By:      /s/ Reginald D. Hedgebeth
                                         -----------------------------------
                                         Reginald D. Hedgebeth
                                         SVP, General Counsel & Secretary